EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We have issued our report dated July 5, 2022 with respect to the consolidated financial statements of The Boston Solar Company, LLC contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas

October 7, 2022